Exhibit 12.2

HCP, Inc.

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS(1)

	Nine Months Ended	Year Ended
	September 30, 2011	December 31, 2010
	(In thousands, except ratios)

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

Fixed Charges:
Interest Expense and Debt Amortization	$325,825	$401,206
Rental Expense	4,735	6,122
Capitalized Interest	19,395	21,664

Fixed Charges	$349,955	$428,992

Earnings:
Pretax Income (Loss) from Continuing Operations before minority Interest and Income from Equity investees	$538,487	$726,881
Add Back Fixed Charges	349,955	428,992
Add Distributed Income from Equity Investees	2,462	5,373
Less Capitalized Interest	(19,395)	(21,664)
Less Minority Interest from Subsidiaries without fixed charges	(9,529)	(15,517)

Total	$861,980	$1,124,065

Ratio of Earnings to Fixed Charges	2.46	2.62

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Fixed Charges:
Interest Expense and Debt Amortization	$325,825	$401,206
Preferred Stock Dividend	15,848	21,130
Rental Expense	4,735	6,122
Capitalized Interest	19,395	21,664

Fixed Charges	$365,803	$450,122

Earnings (see above)	$861,980	$1,124,065

Ratio of Earnings to Fixed Charges	2.36	2.50

(1)          The unaudited pro forma condensed consolidated statement of income data used in the pro forma calculations was prepared under the purchase method of accounting as if the acquisition of HCR Properties, LLC and the approximate 10% ownership interest in the operations of HCR ManorCare, Inc. had been completed (a) on January 1, 2010 for the Year Ended December 31, 2010 pro forma ratios, and (b) on January 1, 2011 for the Nine Months Ended September 30, 2011 pro forma ratios. We have included this information only for purposes of illustration, and it does not necessarily indicate what the ratios would have been if the acquisitions had actually been completed on those dates. Moreover, this information does not necessarily indicate what the future ratios of earnings to fixed charges will be.